UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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MarketAxess Holdings Inc.

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Intercontinental Exchange Holdings, Inc.

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Subject Company: MarketAxess Holdings Inc.

Commission File No.: 001-34091

This filing contains the following communications related to the proposed acquisition of MarketAxess Holdings Inc. (“MarketAxess”) by Intercontinental Exchange Holdings, Inc. (“ICE”):

Exhibit 1 - Excerpts from the transcript used in a presentation made by ICE to investors on July 30, 2026.

Exhibit 2 - Excerpts from an investor presentation made available to investors by ICE on July 30, 2026.

Exhibit 3 - Form of email sent by the Chief Executive Officer of ICE to ICE employees on July 30, 2026.

Exhibit 1 – Excerpts from the transcript used in a presentation made by ICE to investors on July 30, 2026.

The following excerpts are from the transcript of an investor conference call held by ICE on July 30, 2026 discussing the proposed acquisition of MarketAccess by ICE.

CORPORATE PARTICIPANTS

Steve Eagerton, Vice President, Investor Relations & Revenue Operations

Warren Gardiner, Chief Financial Officer

Jeffrey Craig Sprecher, Founder, Chairman & Chief Executive Officer

Benjamin R. Jackson, President

MANAGEMENT DISCUSSION SECTION

Jeffrey Craig Sprecher, Founder, Chairman & Chief Executive Officer

I want to begin on slide 5 with the announcement of our agreement to acquire MarketAxess, a step that will extend our track record of growth into one of the largest addressable markets in the world, the global fixed income market.

ICE was built on the conviction that opacity and inefficiency in markets are not permanent conditions. They’re challenges that technology can solve. Since our inception, we followed a consistent strategy to bring transparency, efficiency, and standardization to markets and to digitize the analog.

Each market that we’ve taken on has grown more open and more electronic as a result. Our acquisition of MarketAxess will continue this strategy within one of the largest markets in the world.

We’ve been assembling and building a fixed income franchise. We’ve become one of the largest and most trusted providers of fixed income pricing, reference data and indices in the world, providing daily evaluated pricing on over three million securities.

Our ICE indices serve as a benchmark for the global fixed income market, with nearly $1 trillion in ETF assets benchmarked to them. In clearing, we operate ICE Clear Credit, the industry’s leading CDS clearinghouse, and we run the ICE Global Network, connecting the financial community to our data analytics and execution.

On the execution side, ICE Bonds was built through our combination of BondPoint and TMC, and it serves the trading desks of the largest wealth management firms in the country, names like Charles Schwab, Fidelity, Merrill Lynch, and Edward Jones.

With deep liquidity and price discovery across municipal bonds, corporates, treasuries and agencies having built strong distribution in the retail and wealth channel, we now see a clear opportunity to extend our reach into the institutional investor segment, where MarketAxess has a leading presence.

By bringing these liquidity pools together the logic is simple, we’re building a global fixed income network. First, we connect the full spectrum of liquidity from retail to institution. Second, we make our clients more efficient, improving their experience with a goal of reducing operating costs over time. And third, we turn the combined network into a compounding data and distribution engine.

Please turn now to slide six. More than 2,100 institutional firms participate on the MarketAxess network using protocols that are recognized industry standards for institutional credit liquidity.

Large asset managers, pension funds and insurance companies transact at a different scale and through different protocols than the retail and wealth clients that we serve today. MarketAxess is a leader in the institutional market, with investment grade and high yield corporate bonds in emerging markets across approximately 30 local currency markets and in Eurobonds with a growing portfolio, ICE Bonds is a leader in the retail and wealth channel, a complementary liquidity pool with a unique client base, trade sizes and protocols. Putting these two together creates a fully integrated front-to-back ecosystem spanning the fixed income market.

Retail and wealth flow long separated from institutional flow, will be able to connect into a deep institutional pool, and institutional participants will gain access to the diversified order flow that retail and wealth channels bring.

You’ve seen this broadening market trend in the U.S. equity securities markets, which we believe we can now further extend into the fixed income securities market. And our offering of one of the most robust data sets in the world supports efficient price discovery across this broader channel.

With fixed income markets this matters more than most other asset classes. There are millions of instruments, most of which trade infrequently, and the single greatest challenge to any investor is finding the other side for a true representation of fair value.

Connecting these two pools should dramatically increase the probability that a buyer finds a seller, and this price discovery will benefit every market participant. We want to offer our clients a common set of rails.

Whether a client moves upstream to institutional or downstream to retail, they will operate on the same connected infrastructure, creating real economies of scale and MarketAxess will bring us a growing Treasury rates trading platform, which we plan to connect directly into our newly approved Treasury clearing system.

Extending our credit and fixed income network into the interest rate markets. Our Clear Treasury futures franchise was our fastest growing product set in the last quarter as Ben will discuss shortly. So we look forward to extending these capabilities.

Please turn to Slide 7. A single connected network does more than deepen liquidity. It will simplify how our clients operate; reduce the costs for them to do so. Over time, we plan to collapse a fragmented stack of execution venues, data vendors, and analytics providers into a single integrated workflow, fewer connections, fewer reconciliations, fewer points of failure.

The same should be true for our customers’ technologies spend. Clients will have access to pricing, liquidity, execution and analytics through one platform and one connection. For generating alpha, a deeper, broader pool that means superior fills, tighter spreads and lower market impact.

Layering ICE’s real-time evaluated pricing and analytics into the workflow should lead to improved decisions. The results for our clients are simple—better liquidity plus better data equals better transparency and better returns achieved at a lower cost.

Moving to Slide 8, the most powerful effect we’re building is the classic ICE flywheel. More liquidity generates more transaction data combined with our evaluated pricing.

This makes ICE analytics more powerful, more powerful analytics, attracts more users, more users deepen the pool and a deeper pool generates yet more data. Each turn of that wheel should compound the value of our clients and ICE. This is what produces the compounding cash flows that create value for our shareholders.

And expanded fixed income network is a direct channel to cross-sell ICE’s evaluated pricing, reference data and index data, including liquidity scoring, transaction cost analysis, and predictive pricing into the workflow of more than 2,100 institutional clients who need exactly these tools to better inform their execution.

Today, many of these MarketAxess customers consume ICE data indirectly through third-parties, or not even at all. And the way our clients consume data is changing. Increasingly, they want data to inform their own models at the point of decision, reaching them. There is what our ICE Model Context Protocol or ICE MCP server was built to do.

Our first MCP release opened a new channel for expanding distribution of our non-proprietary data. Our newly expanded ICE MCP offering now offers ICE’s proprietary data into our clients’ AI workflows. And we didn’t simply build an open data pipe. We built a client engagement channel that runs both ways.

The MCP server connection is the easy part. What matters is what sits behind it. Organized data that arrives with its own meanings attached, and which represents and respects our proprietary rights so that each client model is not left to guess what permissions govern, who can see what.

We now offer a complete audit trail so that every output can be traced and trusted. In regulated markets it is this; governance and contextual foundation that turns a simple data connection into a resource that institutions can rely upon.

The fixed income network that we’re designing will not stop at public credit. We have a plan to use the same rails to connect private credit clients. We’re going to bring in, via our initiative with Apollo, so public and private credit will increasingly be accessible on one platform.

ICE has its history turning fragmented analog markets into connected electronic networks, then growing and compounding these networks. This is how ICE has grown. It’s not by chasing one market or one cycle, but by building infrastructure that compounds through every market environment.

July 30, 2026 Excerpts from ICE Investor Presentation Exhibit 2

Cautionary statement regarding forward looking statements This presentation may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding ICE’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future results, performance, levels of activity or achievements, and actual results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: conditions in global financial markets and domestic and international economic and social conditions, including inflation, changes to international trade policies and tariffs, risk of recession, political uncertainty and discord, geopolitical events and conflicts (including the conflicts in Ukraine and the Middle East) and sanctions laws; global political conditions; volatility in commodity prices and equity prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indices, foreign exchange rates, and mortgage industry trends; the business environment in which we operate and trends in our industries, including trading volumes, prevalence of clearing, demand for data services, mortgage lending and servicing activity, mortgage delinquencies, fees, changing regulations, competition (including from entrants or non-traditional competitors) and consolidation; our ability to minimize the risks associated with operating clearing houses in multiple jurisdictions; the global impact of the introduction of, or any changes to, laws, regulations, rules, government policies or tax or accounting requirements with respect to, among other things, financial markets and climate-related risks, as well as increased regulatory scrutiny or enforcement actions; our exchanges’ and clearing houses' compliance with their respective regulatory and oversight responsibilities; the resilience of our electronic platforms and soundness of our business continuity and disaster recovery plans, including in the event of cyberattacks, cyberterrorism or other disruptions; our ability to effectively pursue, implement and realize the anticipated cost savings, growth opportunities and synergies and other benefits from our past or future acquisitions and strategic investments within the expected time frame; the impacts of computer and communications systems failures and delays, inclusive of the performance and reliability of our trading, clearing, data services and mortgage technologies and those of third-party service providers; our ability to keep pace with technological developments and client preferences, including with regard to our emerging technology initiatives and the use of artificial intelligence in certain of our existing products; our ability to ensure that the technology we utilize is not vulnerable to cyberattacks, hacking and other cybersecurity risks or other disruptive events or to minimize the impact of any such events; the impact of climate-related risks and the impact of, and uncertainty related to, the transition to renewable energy, including regulatory and legislative changes; our ability to keep information and data relating to the customers of the users of the software and services provided by our ICE Mortgage Technology business confidential; the impacts of a public health emergency or pandemic on our business, results of operations and financial condition, as well as the broader business environment; our ability to identify trends and adjust our business to benefit from such trends, including trends in the U.S. mortgage industry such as inflation rates, interest rates, new home purchases, refinancing activity, servicing activity, delinquencies and home builder and buyer sentiment, among others; our ability to evolve our benchmarks and indices in a manner that maintains or enhances their reliability and relevance; the accuracy of our cost and other financial estimates and our belief that cash flows from operations will be sufficient to service our debt and to fund our operational and capital expenditure needs; our ability to incur additional debt and pay off our existing debt in a timely manner; our ability to declare and pay dividends and repurchase shares of our common stock; our ability to maintain existing market participants and data and mortgage technology customers, and to attract new ones; our ability to offer additional products and services, leverage our risk management capabilities and enhance our technology in a timely and cost-effective fashion; our ability to attract, develop and retain key talent; our ability to protect our intellectual property rights and to operate our business without violating the intellectual property rights of others; and potential adverse results of threatened or pending litigation and regulatory actions and proceedings. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to ICE’s most recent Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on February 5, 2026 and ICE's most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as filed with the SEC on July 30, 2026. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Participants in the Solicitation MarketAxess, ICE and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from MarketAxess stockholders in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of MarketAxess and ICE and other persons who may be deemed to be participants in the solicitation of proxies from MarketAxess stockholders in connection with the Transaction, and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials to be filed with the SEC. Additional information about MarketAxess, the directors and executive officers of MarketAxess and their ownership of MarketAxess Common Stock is set forth in the definitive proxy statement for MarketAxess's 2026 Annual Meeting of Stockholders, including under the headings entitled "Proposal 1: Election of Directors", "Executive Officers", "Proposal 3: Advisory Vote on Executive Compensation", "Compensation Discussion & Analysis", "Security Ownership of Certain Beneficial Owners and Management", and "Certain Relationships and Related Party Transactions", which was filed with the SEC on April 29, 2026 and which is available at: https://www.sec.gov/Archives/edgar/data/1278021/000119312526191601/mktx-20260429.htm, and MarketAxess's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including under the headings entitled "Item 10. Directors, Executive Officers and Corporate Governance", "Item 11. Executive Compensation", "Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters", and "Item 13. Certain Relationships and Related Transactions, and Director Independence", which was filed with the SEC on February 24, 2026 and which is available at: https://www.sec.gov/Archives/edgar/data/1278021/000119312526067009/mktx-20251231.htm. To the extent holdings of MarketAxess's securities by its directors or executive officers have changed since the amounts set forth in MarketAxess's definitive proxy statement for its 2026 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC, which are available at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001278021&type=4. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. Free copies of these documents may be obtained as described above. No Offer or Solicitation This presentation does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication is not a substitute for the Proxy Statement or any other document that MarketAxess may file with the SEC or send to its stockholders in connection with the Transaction.

ICE to Acquire MarketAxess Transaction Overview Strategic Rationale Consideration & Financials Approvals & Closing Unites one of the leading institutional credit networks with ICE's retail and wealth distribution, benchmark data, indices and clearing into one connected global fixed income network A single connected network creates a larger scaled platform with greater operating capabilities, enhancing execution and liquidity for clients while improving efficiency and supporting margin expansion and long-term growth Enhances the direct channel to cross-sell ICE data and analytics into more than 2,100 institutional credit clients, compounding through the ICE flywheel All-cash: $167 per share, equity value of approximately $6.0 billion, enterprise value of approximately $5.7 billion Accretive to adjusted EPS(1) in the first full year, accelerating thereafter as synergies are realized, debt is paid down and the platform scales $100 million run-rate cost synergies; gross leverage of approximately 3.4x at close, targeting 3.0x or below within 18 – 24 months Subject to receipt of regulatory approvals and customary closing conditions; expected to close in the first half of 2027. (1) Adjusted earnings per share (EPS) excludes amortization of acquisition-related intangibles, acquisition and integration expenses and the impact of equity earnings from unconsolidated investees, net of tax.

Fully Integrated Front-to-Back Ecosystem

ICE was built on the conviction that opacity and inefficiency in markets are not permanent conditions, they are challenges that technology can solve. Acquiring MarketAxess will carry that strategy forward into one of the largest markets in the world.

What ICE brings

- Data: reference data, evaluated pricing on over 3 million securities globally, with ICE indices providing market leading benchmarks
- Execution: ICE Bonds, built through BondPoint and TMC, is a leader in the retail and wealth channel
- Clearing: ICE Clear Credit, a leading CDS clearing house expanding into treasuries
- Connectivity: the ICE Global Network links the financial community to our data, analytics and execution

What MarketAxess adds

- A leading global institutional fixed income network
- A multi protocol model that is a recognized industry standard for institutional liquidity
- More than 2,100 institutional firms; leadership in investment grade, high yield, Eurobonds, and roughly 30 EM local markets
- Growing portfolio and block trading, plus a growing rates platform

Together, a fully integrated front-to-back ecosystem from the individual investor to the largest asset manager. Across millions of instruments, connecting these pools raises the probability that a buyer finds a seller.

5

ICE

Economies of Scale, for Clients and for ICE As clients consolidate a fragmented stack of venues, data and analytics onto one integrated ICE workflow, they gain access to better execution, liquidity and efficiency, while the relationship expands, expanding wallet share and supporting operating efficiency for ICE. 01 02 03 Operational efficiency Creation of integrated workflow comprising of execution venues, data vendors and analytics providers. Fewer connections, fewer reconciliations, fewer points of failure, and greater efficiency as the platform scales. Lower technology spend One platform, one connection. Clients access pricing, liquidity, execution and analytics in one place. Alpha at a lower cost A larger, scaled pool enhances execution and liquidity for clients; better fills, tighter spreads and lower market impact. Pricing and analytics in the workflow means better decisions in real time.

A Direct Distribution Channel Into 2,100+ Institutional Clients Build it once, sell it many times. MarketAxess is a direct channel to cross-sell ICE data and analytics into more than 2,100 institutional clients who today consume ICE data indirectly, through third parties, or not at all. The Flywheel Turns More liquidity generates more transaction data With ICE evaluated pricing, our analytics get more powerful More powerful analytics attract more users More users deepen the pool, generating still more data The cross-sell: evaluated pricing, reference data, index data and new analytics (liquidity scoring, transaction cost analysis, predictive pricing) into 2,100+ clients. The same rails put ICE's proprietary data into clients' AI workflows and, through our initiative with Apollo, extend into private credit, so public and private credit increasingly run on one system. ICE Flywheel Liquidity Data Analytics Users

Transaction Details and Assumptions Purchase Price Cost Synergies Financing & Balance Sheet Adj. EPS & Return Impact Approvals & Closing Transaction valued at an equity value of $6.0 billion or $167/share; enterprise value of $5.7 billion; consideration is all-cash Enterprise Value / Fully synergized EBITDA multiple of ~10.6x MarketAxess LTM Adj. EBITDA (1) Full run-rate expense synergies of ~$100 million A third of expense synergies expected by year 1; two-thirds by year 2; full rate by year 3 All-cash consideration of $6.0 billion 100% financed via newly issued debt (mix of bonds, term loan and CP) Assumes a beginning gross leverage of ~3.4x at transaction close Targeting 3.0x or below gross leverage in 18 to 24 months post close Baseline share repurchases expected to be $400 million per quarter ICE expects to continue to pay and grow the current quarterly dividend of $0.52/share Accretive to ICE adjusted EPS(2) in the first full year, accelerating thereafter MarketAxess stockholder approval required; no approval required from ICE stockholders Subject to receipt of regulatory approvals and customary closing conditions; expected to close in the first half of 2027. (1) Last twelve months (LTM) ending June 30, 2026. Represents Adj. EBITDA excluding notable items. (2) Adjusted earnings per share (EPS) excludes amortization of acquisition-related intangibles, acquisition and integration expenses and the impact of equity earnings from unconsolidated investees, net of tax.

MarketAxess will make our network broader and deeper, and will advance a strategy that we followed from the start. This deal does not begin a new chapter for ICE. It deepens the story that we’ve been writing since our inception.

I’d like to now hand the call over to Warren.

Warren Gardiner, Chief Financial Officer

Thanks, Jeff. Good morning, everyone, and thank you for joining us today. Please turn to Slide 9. As Jeff described, this transaction is a product of a deliberate long-term view about where fixed income markets are going and the role ICE is uniquely positioned to play in that evolution.

Let me walk you through the financial terms and our path to value creation. Today we announced we have entered into a definitive agreement to acquire MarketAxess for $167 per share, representing an enterprise value of $5.7 billion.

The offer price represents a 33% premium to MarketAxess’s closing price as of July 29th, and on a fully synergized basis the transaction represents an EV to adjusted EBITDA multiple of approximately 10.6 times.

We anticipate the transaction will be immediately accretive to ICE’s adjusted earnings per share in the first year post-close with accretion improving as synergies are realized and the combined platform scales.

The transaction value we’ve announced and intend to underwrite is supported by MarketAxess’s recent mid-single-digit growth trajectory. However, we believe that ICE’s platform, our data, our network, our client relationships, and our track record of deepening engagement over time, when combined with MarketAxess can accelerate that growth trajectory.

Improving growth will take time and investment, but expanding the revenue potential of acquired franchises is a core competency at ICE, and the opportunity here is compelling. We expect to achieve approximately $100 million of annualized expense synergies, with one-third realized in year one, two-thirds by year two and the full run rate achieved by year three.

These savings will be driven by the consolidation of corporate functions, real estate rationalization, vendor and technology overlap, and more efficient use of shared infrastructure across the combined platform.

The transaction will be financed entirely in cash through a combination of newly issued bonds, a term loan and commercial paper. We expect the transaction to close in the first half of 2027, subject to regulatory approvals and customary closing conditions.

Gross leverage is expected to peak temporarily around 3.4 times pro forma EBITDA and we are targeting a return to three times or below within 18 to 24 months, fully consistent with the pace that we have demonstrated following prior debt-finance transactions. Our commitment to maintaining a strong investment grade credit rating is unchanged.

On capital return, alongside our deleveraging program, we expect to increase baseline share repurchases from 350 million to 400 million per quarter. Our board has recently authorized up to $4 billion of share repurchases, and we intend to deploy that capital in a manner that is disciplined, opportunistic and consistent with our obligations to creditors and our investment-grade rating.

We also expect to continue to invest in the organic growth of our business and grow our dividend. The combination of strong free cash flow and a clear capital allocation framework means we do not have to choose between investing and growth and returning capital to shareholders.

In closing, this transaction represents the next logical extension of ICE’s fixed income strategy. We have spent years building the data, the network and the infrastructure that makes fixed income markets function more efficiently and transparently.

MarketAxess will bring the execution layer to that foundation. The result is a platform that serves the full workflow of global fixed income from evaluated pricing and reference data through indices and analytics to electronic execution and post-trade processing.

We are building the fixed income market of the future, and we are doing it from a position of financial strength, operational discipline, and a proven playbook for integration and value creation.

. . . . .

Jeffrey Craig Sprecher, Founder, Chairman & Chief Executive Officer

The through line here, MarketAxess included, is the one that we followed from the start. We find markets held back by friction and opacity, we bring our networks, our data and our clearing to bear, and we earn trust to operate at the center of them.

That discipline is what lets us act on an opportunity like MarketAxess without ever reaching for growth that we’ve not earned. It’s also why forces are reshaping our industry from AI and automation to the changing needs of our customers and that work in our favor rather than against us.

We do not build for a moment in time; we build where our customers are next going. Growth on top of growth, compounding through all conditions, that’s what we’ve built this company to do and how we plan to create lasting value for our shareholders.

QUESTION AND ANSWER SECTION

Question:

Thanks. Good morning. So wanted to start with the acquisition curious why you are the best owner of this business, and what gives you confidence that you can improve what has been a declining market share in $500 million trends for MarketAxess for the last several years?

Answer:

Thanks, Dan. This is Jeff. We are late to getting into the execution of fixed income securities. We saw MarketAxess and others that were in that space and we decided to build around what those players were doing. That’s why we built this big fixed income data business. That’s why we’ve recently been expanding into private credit. That’s why we built a treasury clearing house. In other words, we looked for daylight to where others weren’t moving.

But at the core is the actual transaction. And there just was this moment in time when we think the two companies are ripe to come together to get together on one common network. And we think now with the product suite that they’ve built and the product suite that we’ve built, and two different pools of liquidity that we both have been targeting the combination will provide something that will really be unique in the industry. Let me ask Chris, who’s going to run the business to ask a question.

Yeah, Dan. Thanks, Jeff. What I would say is if you look at what’s causing the pressure in the market across the entire segment is increasing number of friction points along the way. And as we said in the prepared remarks, this gives us an opportunity to consolidate some of those friction points and create greater economies of scale which we believe will generate more opportunities to capture greater share overtime as those economies of scale are realized and the operational cost and efficiency at the client side become a better.

Question:

Hi. Good morning. Jeff, you’ve been particularly enthusiastic about the private credit opportunity and the recent announcement with Apollo and Private Credit. And I believe the focus has really been on data. To what extent and how does the MarketAxess announcement further your aspirations and opportunities for ICE and private credit? And does market and does the MarketAxess transaction extend what you’ve talked about as a private credit data opportunity into private credit trading as well?

Answer:

That’s a good question. So first of all, when we first sat down with MarketAxess, excuse me with Apollo, Mark Rowan and I discussed MarketAxess. We discussed how if we were to build something together to better serves the private credit markets. How would we overtime distribute the work product that we were working on?

And we felt, “boy, if we could involve MarketAxess in these conversations, it would really accelerate where Apollo and Mark Rowan wanted to take their business and so it was definitely part of our thinking. Let me again ask Chris to give you a little more detail since he’s been working with both parties on the transaction.

Hey Ken, I think this is a content story. At the end of the day, if you look at the opportunities exist within private credit, not everyone’s on the same page as Apollo of where they see that market developing. They’re all at different moments in time along the way.

And for us, it doesn’t really matter. We have the ability with this distribution channel to serve each of those interested in that greater transparency opportunity within private credit to bring that to market at their timing and not ours.

And so that’s when we said in the prepared remarks, and Jeff talked about it in the first answer to Dan’s question, what we’re talking about is a common set of rails. We’re putting that in place as the standard, both on the data side as well as the distribution side, in order for everyone to have an opportunity to participate in the market as it continues to grow itself.

. . . . .

Question:

Hey. Good morning, everybody. Thank you for taking the question. I was hoping to follow-up on MarketAxess. And this is more of a longer term question for you guys. But ICE historically has had a preference to more of a subscription type of businesses.

And whenever you would acquire kind of an execution only model, there was an opportunity to kind of pivot away towards more kind of recurring business model. So as you think about MarketAxess as data, which is quite valuable, and I don’t think they monetize it as much today. How are you thinking about the mix and the revenue model evolving overtime as you guys integrate this business?

Answer:

Alex, its Chris. I don’t believe this will be any different than the other playbooks that we’ve run in the past. Certainly there’s an opportunity within the data that we’ll be able to not only bring into our models, but also the opportunity for us, as I said earlier, in the distribution channels, we think about things like private credit, certainly lots of opportunity.

We think about their Treasury franchise and what we’re doing on the clearing side of bringing those two together. Those are examples of where we’re collapsing those points of friction in order to create a better user experience on a go forward basis all of which will be in a competitive side, all of which will give us different opportunities on both types of revenue, revenue structures as we go forward.

And hey, Alex, it’s Warren. I would just add to that from our perspective on in terms of the data that we have today we’re a little bit undersized in EMEA and Asia Pacific. And as Jeff mentioned, they bring, 2,100 customers, a good portion of those are international. And so there’s an opportunity for us, with the data we sell today to obviously sell a little bit more into those regions. So that’s another component of this that we’re excited about.

. . . . .

Question:

Great, thanks. Thanks. Good morning folks. Thanks for taking my question. I want to come back to MarketAxess, just more on the deal accretion assumptions in the first year and then and then the plan over time.

I think you said, Warren, you’re assuming mid-single digit growth. Just wanted to confirm, are you looking at consensus expectations for revenue and expenses in your accretion analysis, or do you guys have your own model?

And then over the longer term, in terms of accelerating that, is that more on just the expense synergy side or, or you’re contemplating material revenue synergies to do that? And as you integrate, the, the firms as you plan to integrate firms, is it, or is the plan to mostly retain what MarketAxess has built and some of the senior management team or do you plan on thinking about re-architecting some of what they’ve built to try to tackle the market share? issue a little bit more aggressively.

Answer:

Hey, Brian, all right. So thanks for the question. So to answer the first one, I think you were asking about the deal accretion on that. So we use consensus, EPS as the base for that, that calculation. So you can think about it that way.

We for the synergy side of in terms of accelerating them or sort of accelerated growth that I spoke to that was in reference really to the, to the top line. I think right now, what I, what I was trying to say there was that in terms of what we paid for MarketAxess, the value that we underwrote, we assumed a mid-single digit growth which is where they’ve kind of been a little bit recently but the target here will.

A mid-single digit growth, which is where they’ve kind of been a little bit recently. But the target here will be to accelerate that revenue. It may take a little bit of time on that front, but the target here will be to accelerate that revenue, and we outlined many of the reasons why we think we can do that. But that’s the way to think about that. So those will be sort of the revenue synergies. They’re tough to quantify obviously given a transaction business.

But that’s the that’s the opportunity, I think, for us to come in and really reinforce the plan that MarketAxess has laid out to you guys, I think that they do have a solid plan in terms of getting to what they’ve talked to in terms of the high single digits. But I think a lot of the assets we bring to them will just really help reinforce that and, and, and help that growth profile. So hopefully that helps.

Question:

Hey, good morning and thanks for taking my question. I wanted to ask another one on MarketAxess, thinking maybe about some of the revenue synergies you’ve talked about.

I think earlier in the comments, you said something to the effect of reducing frictions, talking about operational scale and efficiencies having covered MarketAxess, as most of us have for some time the challenges have been things like, new competition, mix shift, challenges in getting into things like portfolio trading.

So curious if you could talk about, where is the current overlap between, ICE Bonds and MarketAxess? you’ve had a joint venture with them, I think since last year are there any kind of early learnings from that that you could point to that would sort of indicate, where things may be going? If you could unpack a little bit of that would be helpful. Thank you.

Answer:

Hey Ben, it’s Chris, I do believe that the relationship we had on the muni side and we were expanding the corporate side gives us a confidence in that roadmap going forward of how we can work together and expand for expand the opportunity ultimately for the client. And that is a reduction in the friction points that I made a little bit earlier.

You also have to add on the other things that we bring to the table, both on the data side that I spoke about a little bit earlier, but on clearing and things of that nature that provide a much more holistic user experience that we believe can put us in an accelerated form as we make the investments that Warren just spoke to in the last question, and to get that right and be at the right place at the right time, which has been our forte for the history of ICE and what we’ll continue to drive forward as we integrate the MarketAxess team and expertise here.

And I would also concentrate on the idea of if having institutional in the retail and wealth and available in a common set of rails opens up a lot of doors that historically in the in the space haven’t been catered to because that’s where you see the proliferation of all the different protocols in order to satisfy a specific niche of, of execution within the marketplace as a whole. So we want to put that together in a common unified user experience and use that as a way to create more value. And by creating that value, earn more of that business.

Question:

Yes. Hey. Hello. Probably a follow-up to some of the questions here on MarketAxess, but Jeff, you’ve been asked about MarketAxess and execution and fixed income, cash fixed income for long time. And I think your answer has consistently been that you thought transaction pricing is heading lower. And maybe some of the prior questions were kind of getting at that, but maybe I’ll ask it more directly.

So just wondering if you think times have changed and obviously, given all the opportunities you have with this asset now, do you think, there’s actually some room for stabilization or do you think in order to win given all you bring to the table you’re really going to be a price leader from here in credit?

Answer:

It’s a good question. And I think in fairness, it’s been you who’s asked me over the last decade this question. So you’re true to form. Yeah. It just feels like the right moment in time. And we obviously admire the company and when Rick McVeigh started, the firm sat down and tried to figure out how we could work together. And we’ve had that dialogue going for more than a decade and including with Chris Concannon.

And, it just feels like the right time. We’ve got this brand new treasury clearing house that we’ve built. We’ve really done a good job building out our wealth management and retail channel and have pushed that very far and now we’ve got this movement into private credit. Our index business is and fixed income ecosystem is doing very, very well with, now $1 trillion, nearly $1 trillion of ETFs.

And so it just felt like we’ve got this surrounding ecosystem that if we could put MarketAxess into it that team could do better. And I would say, they’ve got tough competition and many of their competitors have just been able to work in a larger ecosystem, a broader pool of products that appeals to many of the major institutions and dealers. And I think we can help bring that back in line.

In terms of transaction pricing, yeah it’s as was asked earlier on the call, we tend to like Compounding, subscription type models and again, I’m sitting next to Lynn Martin. If you look at her business we have tried to take what comes out of the equity securities market and find as many opportunities as we can to move into recurring revenues.

We can’t do it with the current SEC rules on execution itself because, executors have an obligation right now to find the best price and can’t really consolidate their buying power into, into a subscription. That may change and certainly is being discussed by the SEC and that might make its way over into fixed income securities as well over time.

Question:

Yeah. Morning, everyone, I think a lot of the questions have been asked and answered already, but maybe, when we think about the opportunity to expand MarketAxess to share longer term, one of the things you noted was, client relationships. So maybe you could touch on the opportunity there. And then, maybe give us a little bit more details on how you think about the rates franchise from a longer term perspective in the US.

Answer:

Yeah. Chris, it’s Chris, thanks for the question. So certainly between the two of us, we have a number of client relationships at various points of connectivity, with various points of opinions. And there is the strategic direction of the asset. And we think about that strategic direction going forward. So that will be a conversation that we have in the months to come direction going forward. So that will be a conversation that we have in the months to come and to get there.

But if you look at things like what we’ve talked about with Apollo, like what we’ve done within the credit default swap business and all of the initiatives that we go through there. If you look at the connectivity, even back to the listing space with Lynn’s business at NYSE, there are points of connectivity or friction points around that that we should be able to appropriately use in order to create a better, more valued experience by the users.

And that’s going to start with those relationships that you make reference to. If you look at the rates franchise that Ben touched on in the prepared remarks, we know what we’re doing in Europe there. And certainly that’s no secret we have we’re starting from a not a lead position here in the U.S., but one that we have begun to assemble the right points that in order to become a competitive opportunity there. And we look forward to creating that value the right way with the leveraging of those relationships in order to create competition in that space. And that’ll be something that, that, that we look forward to doing in the coming weeks, months and years.